                          Optical Sensors Incorporated

           Exhibit 11 - Statement Re: Computation of Per Share Loss

                                              THREE MONTHS ENDED
                                           MARCH 31,      March 31,
PRIMARY:                                      1996          1995
                                          -------------------------

Weighted average shares outstanding         3,915,594       290,642
Dilutive stock options - based on the
  treasury stock method using the
  initial public offering price (1)               ---     2,696,425
                                          -------------------------

Total                                       3,915,594     2,987,067
                                          =========================

Net loss                                  $(2,066,694)  $(1,627,944)
                                          =========================

Per share amount                          $      (.53)  $      (.54)
                                          =========================




FULLY DILUTED:
Weighted average shares outstanding         3,915,594       290,642
Dilutive stock options - based on the
  treasury stock method using the
  initial public offering price (1)               ---     2,696,425
Convertible preferred stock - using the
  if-converted method                       2,658,319     4,766,974
                                          -------------------------

Total                                       6,573,913     7,754,041
                                          =========================

Net loss                                  $(2,066,694)  $(1,627,944)
                                          =========================

Per share amount                                $(.31)        $(.21)
                                          =========================

(1) In accordance with SAB No. 83.